As filed with the Securities and Exchange Commission on November 10, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________

CCH II, LLC
and
CCH II Capital Corp.
(Exact name of registrants as specified in their charters)

Charter Communications, Inc.
(Exact name of registrant guarantor as specified in its charter)

Delaware Delaware Delaware	4841 4841 4841	03-0511293 13-4257703 43-1857213
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri 63131
(314) 965-0555
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gregory L. Doody
Executive Vice President and General Counsel
12405 Powerscourt Drive
St. Louis, Missouri 63131
(314) 965-0555
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________ Copies to: Christian O. Nagler Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022-4611 (212) 446-4800

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer  ☐                Accelerated filer   ☐                  Non-accelerated filer   ☒                 Smaller reporting company ☐

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
13.50% Senior Notes Due 2016	$540,775,126	100%	$540,775,126	$38,557
Guarantees of 13.50% Senior Notes Due 2016 (2)	(3)	(3)	(3)	(3)

(1)
The amount of the registration fee paid herewith was calculated, pursuant to Rule 457(o) under the Securities Act of 1933, as amended.  Pursuant to Rule 457(p), the Registration Fee of $38,458 previously paid in connection with the Registration Statement on Form S-1 filed by the Registrant on June 30, 2010 as subsequently amended by Registration Statement on Form S-1/A filed on August 23, 2010 (Registration Statement No. 333-167877) will be offset against the Registration Fee currently due of $38,557 for $99 due and owing in connection with this offering.

(2)	The 13.50% Senior Notes due 2016 are unconditionally guaranteed by Charter Communications, Inc.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

PROSPECTUS
CCH II, LLC
CCH II Capital Corp.
$540,775,126 13.50% Senior Notes due 2016

This prospectus relates to $540,775,126 aggregate principal amount of 13.50% Senior Notes due 2016, or the Notes, of CCH II, LLC and CCH II Capital Corp, or the Issuers. The Notes offered by this prospectus are to be sold for the account of the holders.  The Notes include certain notes issued in exchange for the 13.50% Senior Notes due 2016 originally issued on November 30, 2009 to certain initial purchasers in a transaction that was exempt from the registration requirements of the Securities Act, and a certain other note issued to Mr. Paul Allen on November 30, 2009, the date on which we emerged from bankruptcy protection.

The Notes bear interest at a rate equal to 13.50% per annum.  Interest on the Notes is paid semi-annually in arrears on each February 15 and August 15. The Notes will mature on November 30, 2016.

We may redeem any of the Notes beginning on November 30, 2012 at the redemption prices specified in this prospectus. We may also redeem any of the Notes at any time prior to November 30, 2012 at a redemption price equal to 100% of their principal amount, plus accrued interest and a “make-whole” premium.

The Notes are unsecured and rank equally with any unsecured senior indebtedness we incur.  The Notes are guaranteed by Charter Communications, Inc., the indirect parent of the Issuers.  The Notes and the related guarantee are effectively subordinated in right of payment to the Issuers’ and the guarantor’s secured obligations to the extent of the value of the assets securing such indebtedness.  The Notes will not be guaranteed by any of the Issuers’ subsidiaries and will therefore be structurally subordinated to all obligations and liabilities of such subsidiaries.

See “Risk Factors” beginning on page 5 of this prospectus for a discussion of certain risks that you should consider prior to investing in the Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This prospectus is dated November 10, 2010.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

TABLE OF CONTENTS
PROSPECTUS SUMMARY	1

RATIO OF EARNINGS TO FIXED CHARGES	5

RISK FACTORS	5

USE OF PROCEEDS	5

SELLING SECURITYHOLDERS	6

DESCRIPTION OF NOTES	9

PLAN OF DISTRIBUTION	45

EXPERTS	47

LEGAL MATTERS	47
ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, regarding, among other things, our plans, strategies and prospects, both business and financial, including, without limitation, the forward-looking statements set forth in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.  Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations.  Forward-looking statements are inherently subject to risks, uncertainties and assumptions, including, without limitation, the factors described in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.  Many of the forward-looking statements contained in this prospectus may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning” and “potential,” among others.  Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus and in other reports or documents that we file from time to time with the Securities and Exchange Commission, which we refer to as the SEC, and include, but are not limited to:

●  our ability to sustain and grow revenues and free cash flow by offering video, high-speed Internet, telephone and other services to residential and commercial customers, and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and related capital expenditures and the difficult economic conditions in the United States;

●  the impact of competition from other distributors, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband providers, and digital subscriber line ("DSL") providers and competition from video provided over the Internet;

●  general business conditions, economic uncertainty or downturn, high unemployment levels and the significant downturn in the housing sector and overall economy;

●  our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

●  our ability to adequately deliver customer service;

●  the effects of governmental regulation on our business;

●  the availability and access, in general, of funds to meet our debt obligations, prior to or when they become due, and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, (iii) access to the capital or credit markets including through new issuances, exchange offers or otherwise, especially given recent volatility and disruption in the capital and credit markets, or (iv) other sources and our ability to fund debt obligations (by dividend, investment or otherwise) to the applicable obligor of such debt; and

● our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement.  We are under no duty or obligation to update any of the forward-looking statements after the date of this prospectus.

iii

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register with the SEC our Class A Common Stock being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it.  For further information about us and our Class A Common Stock, reference is made to the registration statement and the exhibits and schedules filed with it.  Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.  We will file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file, including the registration statement, of which this prospectus forms a part, and the exhibits and schedules filed with it, without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC on the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are incorporating by reference specified documents that Charter Communications, Inc. (“Charter”) files with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or Exchange Act (excluding any information furnished but not filed) prior to the termination of this offering:

    ●   Charter’s Annual Report on Form 10-K for the year ended December 31, 2009;

    ●   Charter’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010; and

    ●   Charter’s Current Reports on Form 8-K filed on January 4, 2010, January 22, 2010, February 12, 2010, March 10, 2010, March 18, 2010, April 6, 2010, April 13, 2010, April 16, 2010, May 4, 2010, May 11, 2010, June 22, 2010, August 2, 2010, August 6, 2010, August 20, 2010, September 15, 2010 and September 30, 2010.

The information in the above filings speaks only as of the respective dates thereof, or, where applicable, the dates identified therein.  Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Charter’s filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website (www.charter.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Charter Communications, Inc.
12405 Powerscourt Drive
St. Louis, Missouri 63131
Attention: Investor Relations
Telephone: (314) 965-0555

iv

Except for the documents incorporated by reference as noted above, we do not intend to incorporate into this prospectus any of the information included on our website.

CHARTER HAS NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE OFFERING THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED INTO THIS PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU.

YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS AND NEITHER THE MAILING OF THIS PROSPECTUS NOR THE ISSUANCE OF OUR CLASS A COMMON STOCK PURSUANT TO THIS OFFERING SHALL CREATE AN IMPLICATION TO THE CONTRARY.

v

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information that may be important to you in making an investment decision.  You should read this entire prospectus carefully, including the documents incorporated by reference, which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find Additional Information.”  You should also carefully consider, among other things, the matters discussed in the section titled “Risk Factors.”

 CCH II, LLC (“CCH II”) is a direct subsidiary of CCH I, LLC, which is an indirect subsidiary of Charter Communications, Inc. (“Charter”). CCH II is a holding company with no operations of its own. CCH II Capital Corp. (“CCH II Capital”) is a direct wholly owned finance subsidiary of CCH II that exists solely for the purpose of serving as co-obligor of the Notes. CCH II Capital is a company with no operations of its own and no subsidiaries.  Neither CCH II nor CCH II Capital has any employees.  CCH II and its direct and indirect subsidiaries, as well as CCH II Capital, are managed by Charter.

Unless otherwise stated, the discussion in this prospectus of our business and operations includes the business of Charter and its direct and indirect subsidiaries. Unless otherwise stated, all business data included in this summary is as of September 30, 2010.

CCH II and CCH II Capital are sometimes referred to in this prospectus collectively as the "Issuers" and individually as an "Issuer".  The terms “we,” “us” and “our” refer to Charter and its direct and indirect subsidiaries on a consolidated basis.

Our Business

We are among the largest providers of cable services in the United States, offering a variety of entertainment, information and communications solutions to residential and commercial customers. Our infrastructure consists of a hybrid of fiber and coaxial cable plant passing approximately 12.0 million homes, with 96% of homes passed at 550 MHZ or greater and 96% of plant miles two-way active.  A national Internet Protocol (IP) infrastructure interconnects all Charter markets.

For the nine months ended September 30, 2010, we generated approximately $5.3 billion in revenue, of which approximately 53% was generated from our residential video service. For the year ended December 31, 2009, we generated approximately $6.8 billion in revenue, of which approximately 55% was generated from our residential video service.  We also generate revenue from high-speed Internet, telephone service and advertising with residential and commercial high-speed Internet and telephone service contributing the majority of the recent growth in our revenue.

As of September 30, 2010, we served approximately 5.2 million customers. We sell our video, high-speed Internet and telephone services primarily on a subscription basis, often in a bundle of two or more services, providing savings and convenience to our customers.  Bundled services are available to approximately 96% of our homes passed, and approximately 60% of our customers subscribe to a bundle of services.

We served approximately 4.7 million video customers as of September 30, 2010, of which approximately 73% subscribed to digital video service.  Digital video enables our customers to access advanced services such as high definition television, OnDemand video programming, an interactive program guide and digital video recorder, or DVR service.

We also served approximately 3.2 million high-speed Internet customers as of September 30, 2010.  Our high-speed Internet service is available in a variety of download speeds up to 60 Mbps.  We also offer home networking service, or Wi-Fi, enabling our customers to connect up to five computers wirelessly in the home.

We provided telephone service to approximately 1.7 million customers as of September 30, 2010. Our telephone services typically include unlimited local and long distance calling to the U.S., Canada and Puerto Rico, plus more than 10 features, including voicemail, call waiting and caller ID.

Through Charter Business®, we provide scalable, tailored broadband communications solutions to business organizations, such as business-to-business Internet access, data networking, fiber connectivity to cellular towers, video and music entertainment services and business telephone.  As of September 30, 2010, we served approximately 255,200 business revenue generating units, including small- and medium-sized commercial customers.  Our advertising sales division, Charter Media®, provides local, regional and national businesses with the opportunity to advertise in individual markets on cable television networks.

We have a history of net losses.  Our net losses are principally attributable to insufficient revenue to cover the combination of operating expenses, interest expenses that we incur because of our debt, and depreciation expenses resulting from the capital investments we have made, and continue to make, in our cable properties, and in 2010, amortization expenses resulting from the application of fresh start accounting.

On March 27, 2009, we filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), to reorganize under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”). The Chapter 11 cases were jointly administered under the caption In re Charter Communications, Inc., et al., Case No. 09-11435. On May 7, 2009, we filed a Joint Plan of Reorganization (the “Plan”), and a related disclosure statement (the “Disclosure Statement”), with the Bankruptcy Court. The Plan was confirmed by the Bankruptcy Court on November 17, 2009 (the “Confirmation Order”), and became effective on November 30, 2009 (the “Effective Date”), the date on which we emerged from protection under Chapter 11 of the Bankruptcy Code.

Recent Events

On September 14, 2010, the Class A common stock, par value $0.001 per share, of Charter Communications, Inc. started trading on The Nasdaq Stock Market LLC (NASDAQ) under the symbol “CHTR.”  The Class A common stock of Charter Communications, Inc. was issued in November 2009 and had been trading on the OTC Bulletin Board under the symbol “CCMM.”

On October 29, 2010, Charter announced the appointment of Christopher L. Winfrey to the position of Executive Vice President and Chief Financial Officer effective November 1, 2010.

Our Corporate Information

Our principal executive offices are located at Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131.  Our telephone number is (314) 965-0555 and we have a website accessible at www.charter.com.  Since January 1, 2002, our annual reports, quarterly reports and current reports on Form 8-K, and all amendments thereto, have been made available on our website free of charge as soon as reasonably practicable after they have been filed.  The information posted on our website is not incorporated into this prospectus and is not part of this prospectus.

Summary of the Terms of the Notes

The summary below, which is not intended to be complete, describes the principal terms of the Notes. Certain of the terms and conditions summarized below are subject to important limitations and exceptions. The “Description of Notes” sections of this prospectus contain more detailed descriptions of the terms and conditions of the Notes.

Issuers	CCH II and CCH II Capital.

Notes Offered	$540,775,126 million aggregate principal amount of 13.50% Senior Notes due 2016.

Maturity	November 30, 2016.

Interest Payment Dates	February 15 and August 15 of each year, beginning on February 15, 2010.
2

Ranking	The Notes are:

 the general unsecured obligations of the Issuers;

 effectively subordinated in right of payment to any secured indebtedness of the Issuers, to the extent of the value of the assets securing such indebtedness;

 equal in right of payment to the Issuer’s existing senior notes and any future unsubordinated, unsecured indebtedness of the Issuers;

 senior in right of payment to any future subordinated indebtedness of the Issuers;

 structurally subordinated to all indebtedness and other liabilities (including trade payables) of the Issuers’ subsidiaries, including indebtedness under the credit facilities and senior notes of the Issuers’ subsidiaries; and

 guaranteed on a senior unsecured basis by Charter, which guarantee is structurally junior to all debt and liabilities of all of Charter’s subsidiaries.

As of September 30, 2010, the total principal amount of debt and intercompany loans of CCH II and its subsidiaries totaled approximately $13.3 billion, and the Notes are structurally subordinated to approximately $11.5 billion of such debt. As of September 30, 2010, subsidiaries of CCH II had approximately an additional $1.2 billion available for future borrowings under senior secured credit facilities, which is structurally senior in right of payment to the Notes.

Guarantee	Charter has unconditionally guaranteed the Notes on a senior unsecured basis. If the Issuers cannot make payments on the Notes, Charter must make them.
Optional Redemption

The  Notes may be redeemed in whole or in part at our option at any time on or after November 30, 2012 at the redemption prices specified in this prospectus under “Description of the Notes — Optional Redemption.”

At any time prior to November 30, 2012, we may, on one or more occasions, redeem up to 35% of the Notes on a pro rata basis (or as nearly to pro rata as practicable), at a redemption price of 113.50% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more equity offerings; provided that (1) at least 65% of the original notes (including the Notes and the principal amount of any additional notes issued under the related indenture) remain outstanding immediately after the occurrence of such redemption (excluding any original notes or additional notes held by the Issuers and their subsidiaries), and (2) the redemption must occur within 60 days of the date of the closing of such equity offering.

At any time prior to November 30, 2012, the Notes may be redeemed, in whole or in part, at our option upon no less than 30 nor more than 60 days’ prior notice at a redemption price equal to 100% of the principal amount of such Notes redeemed plus accrued and unpaid interest to the applicable redemption date and a make-whole premium. See “Description of the Notes – Optional Redemption.”

Restrictive Covenants	The indenture governing the Notes, among other things, restricts our ability
3

and the ability of certain of our subsidiaries to:

 incur additional debt;

 repurchase or redeem equity interests and debt;

 issue equity;

 make certain investments or acquisitions;

 pay dividends or make other distributions;

 dispose of assets or merge;

 enter into related party transactions; and

 grant liens and pledge assets.

These covenants are subject to important exceptions and qualifications as described under “Description of the Notes — Certain Covenants,” including provisions allowing us, as long as our leverage ratio is below 5.75 to 1.0, to incur additional indebtedness.
Change of Control

Following a Change of Control, as defined in “Description of the Notes — Certain Definitions,” we will be required to offer to purchase all of the Notes at a purchase price of 101% of their principal amount plus accrued and unpaid interest, if any, to the date of purchase thereof.

Events of Default	For a discussion of events that will permit acceleration of the payment of the principal of and accrued interest on the Notes, see “Description of Notes — Events of Default and Remedies.”

Absence of Established Markets for the Notes	The Notes are new issues of securities, and currently there are no markets for them. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for any quotation system to quote them. Accordingly, we cannot assure you that liquid markets will develop for the Notes.

United States Federal Income Tax Considerations	For a discussion of the U.S. federal income tax consequences of holding the Notes, see “Important United States Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the sale of the Notes. See “Use of Proceeds.”

You should carefully consider all of the information in this prospectus. In particular, you should evaluate the information beginning on page 5 under “Risk Factors” for a discussion of risks associated with an investment in the Notes.

For more complete information about the notes, see the “Description of the Notes” section of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the unaudited consolidated ratio of earnings to fixed charges for the periods shown:

	For the Years Ended December 31,				For the Nine Months Ended September 30,
	Predecessor 2007	Predecessor 2008	Combined 2009		Predecessor 2009	Successor 2010
Ratio of Earnings to Fixed Charges	—	—	8.05	x	--	1.09	x

Earnings for the years ended December 31, 2007 and 2008 and nine months ended September 30, 2009 were insufficient to cover fixed charges by $1.3 billion, $2.6 billion and $3.4 billion, respectively. As a result of such deficiencies, the ratios are not presented above.  For more information on the ratio of earnings to fixed charges, see Exhibit 12.1 filed herewith.

RISK FACTORS

You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein, unless expressly provided otherwise, and, in particular, the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2009 and Form 10-Q for the quarters ended March 31, 2010, June 30, 2010 and September 30, 2010 filed with the SEC and incorporated by reference in this prospectus.  The risks described in any document incorporated by reference herein are not the only ones we face, but are considered to be the most material.  There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results.  Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

We will not receive any cash proceeds from the sale of the Notes. We will pay estimated transaction expenses of approximately $288,557 in connection with this offering.

SELLING SECURITYHOLDERS

The following table sets forth:

•
the name of each selling security holder of the Notes who has provided us with a notice; pursuant to an Exchange and Registration Rights Agreement entered into in connection with issuance of the Notes; of such holder's possible intent to sell or otherwise dispose of the Notes;

•	the principal amount of Notes beneficially owned by the selling security holder prior to the offering and the percentage of Notes represented by such beneficial ownership; and

•	the principal amount of Notes which each selling security holder may sell pursuant to this prospectus and the percentage of Notes held following such sale.

Percentage of beneficial ownership is based on $1,766,206,515 principal amount of 13.50% Senior Notes Due 2016 issued and outstanding as of the date of this offering.

	Notes Beneficially Owned Prior to This Offering(1)			Notes Beneficially Owned After This Offering
Name	Principal Amount	Percent of Class	Principal Amount of Notes Offered	Principal Amount	Percent of Class
Paul G. Allen(2)	$85,000,000	5%	$85,000,000	--	*
AP Charter Holdings, L.P.(3)	$23,468,094	1%	$23,468,094	--	*
OCM Opportunities Fund VIIb Delaware, L.P.(4)	$55,043,206	3%	$55,043,206	--	*
Funds advised by Franklin Advisers, Inc.(5)	$377,263,826	21%	$377,263,826	--	*

*Less than 1%

(1)	Notes shown in the table above include notes held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)
In the past three years through November 30, 2009, Mr. Allen served as Chairman of Charter's Board and in the past three years through the date of this offering, Mr. Allen has been beneficial owner of a majority voting interest in Charter.  Pursuant to Charter's Plan, Mr. Allen had the ability to elect four members of Charter's post-Effective Date Board and elected W. Lance Conn; John D. Markley, Jr.; William L. McGrath; and Christopher M. Temple who have been serving on the Board since the Effective Date.

(3)
Pursuant to Charter's Plan, AP Charter Holdings, L.P. had the ability to elect two members to Charter's post-Effective Date Board and elected Eric Zinterhofer and Darren Glatt who have been serving on the Board since the Effective Date.

(4)
Pursuant to Charter's Plan, Oaktree Opportunities Investments, L.P. had the ability to elect one member to Charter's post-Effective Date Board and elected Bruce Karsh who has been serving on the Board since the Effective Date.  Mr. Karsh is a member of Oaktree Capital Group Holdings GP, LLC.

(5)
Includes Notes beneficially owned by funds advised by Franklin Advisers, Inc.  Of the amount listed:  $1,700,134 principal amount are held by Franklin Universal Trust; $10,333,779 principal amount are held by Franklin Strategic Series - Franklin Strategic Income Fund; $146,676 principal amount are held by Franklin Templeton Investment Funds – Templeton Global Income Fund; $733,378 principal amount are held by Templeton Global Investment Trust – Templeton Income Fund; $29,335,118 principal amount are held by Franklin High Income Trust - Franklin High Income Fund; $227,347,163 principal amount are held by Franklin Custodian Funds – Franklin Income Fund; $73,338 principal amount are held by Templeton Global Income Fund; $110,007 principal amount are held by Franklin Advisers, Inc.; $18,334,449 principal amount are held by

Franklin Templeton Investment Funds – Franklin High Yield Fund; $1,558,428 principal amount are held by Franklin Investors Securities Trust – Franklin Total Return Fund; $2,933,512 principal amount are held by Franklin Templeton Limited Duration Income Trust; $1,246,743 principal amount are held by Franklin Strategic Income Fund; $1,760,107 principal amount are held by Franklin High Income Fund; $73,338 principal amount are held by Franklin Templeton Investment Funds – Franklin US Total Return Fund; $6,833,445 principal amount are held by Franklin Templeton Investment Funds – Templeton Global Total Return Fund; $2,566,823 principal amount are held by Franklin Templeton Variable Insurance Products Trust - High Income Securities Fund; $42,829,272 principal amount are held by Franklin Templeton Variable Insurance Products Trust - Franklin Income Securities Fund; $3,713,498 principal amount are held by Franklin Templeton Variable Insurance Products Trust – Franklin Strategic Income Securities Fund; $2,493,485 principal amount are held by Franklin Templeton Investment Funds – Franklin Income Fund; $700,000 principal amount are held by Franklin Investors Securities Trust – Franklin Low Duration Total Return Fund; $146,676 principal amount are held by Franklin Templeton Total Return FDP Fund of FDP Series, Inc.; $5,133,646 principal amount are held by JNL/Franklin Templeton Income Fund; $5,867,024 principal amount are held by ING Franklin Income Portfolio; $806,716 principal amount are held by American Beacon Funds - High Yield Bond Fund; $4,766,957 principal amount are held by John Hancock Trust – Income Trust; $283,344 principal amount are held by Franklin Templeton Investment Funds – Franklin Strategic Income Fund; $173,338 principal amount are held by Franklin Templeton Investment Funds – Templeton Global High Yield Fund; $110,007 principal amount are held by Franklin Institutional Global High Yield; $1,000,000 principal amount are held by Teachers Retirement System of the State of Illinois Main; $100,000 principal amount are held by Teachers Retirement System of the State of Illinois POB; $1,466,756 principal amount are held by Met/Franklin Income Portfolio; $536,669 principal amount are held by Templeton Income Trust - Templeton Global Total Return Fund; $150,000 principal amount are held by Franklin Templeton Global Multisector Plus (Master) Fund Ltd; $200,000 principal amount are held by AMP Futures Directions; $100,000 principal amount are held by AUSCOAL Superannuation Fund; $1,000,000 principal amount are held by The Stichting Pensioenfonds Voor De Grafische Bedrijven; $300,000 principal amount are held by CGLIC Separate Account 4828 (CIGNA Investments Inc.); $100,000 principal amount are held by Pollux Funds SA; and $200,000 principal amount are held by Info-Communications Development Authority of Singapore.  These securities are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc.  Investment management contracts grant to those subsidiaries all investment and/or voting power over such securities, except as otherwise disclosed below. Therefore, such subsidiaries may be deemed to be the beneficial owners of such securities.  Beneficial ownership by such subsidiaries and other affiliates of Franklin Resources, Inc. is reported in conformity with the guidelines articulated by the SEC staff in Release No. 34-39538 (January 12, 1998) relating to organizations, such as Franklin Resources, Inc. where related entities exercise voting and investment powers over securities independently from each other.  The voting and investment powers held by Franklin Mutual Advisers, LLC, an indirect wholly owned investment management subsidiary of Franklin Resources, Inc., are exercised independently from Franklin Resources, Inc. and from all of its other investment management subsidiaries.  Furthermore, internal policies and procedures of Franklin Mutual Advisers, LLC and Franklin Resources, Inc. establish informational barriers that prevent the flow between Franklin Mutual Advisers, LLC and the other affiliates of Franklin Resources, Inc. of information that relates to the voting and investment powers over the securities owned by their respective investment management clients.  Consequently, Franklin Mutual Advisers, LLC and the other affiliates of Franklin Resources, Inc. report the securities over which they hold investment and voting power separately from each other for purposes of Section 13 of the Exchange Act.  Charles B. and Rupert H. Johnson each owns more than 10% of the outstanding common stock of Franklin Resources, Inc. and are its principal stockholders. They and Franklin Resources, Inc. may be deemed to be the beneficial owners of securities held by persons and entities for whom or for which subsidiaries of Franklin Resources, Inc. provide investment management services. Franklin Resources, Inc., the Johnsons and such subsidiaries disclaim any pecuniary interest in, and any beneficial ownership as defined in Rule 13d-3 of the Exchange Act of, any of these securities.  Franklin Resources, Inc., the Johnsons and each subsidiary of Franklin Resources, Inc. believe that they are not a “group” within the meaning of Rule 13d-5 under the Exchange Act and that they are not otherwise required to attribute to each other the beneficial ownership of the Securities held by any of them or by any persons or entities for whom or for which such subsidiaries provide investment management services.  See footnote 5 to the beneficial ownership table reported under "Security Ownership of Certain Beneficial Owners and Management" for information regarding equity ownership and contact information for funds advised by Franklin Advisers, Inc.  Pursuant to Charter's Plan, funds advised by

Franklin Advisers, Inc. had the ability to elect one member to Charter's post-Effective Date board and elected Robert Cohn, who has been serving on the board since the Effective Date.  Notwithstanding the election of Mr. Cohn to the board, Mr. Cohn does not represent or otherwise have any duty to advance the interests of Franklin Advisers, Inc. or any of its direct or indirect affiliates, and Franklin Advisers, Inc. does not believe that it is an affiliate of Charter as a result of Mr. Cohn serving as a director of Charter.

DESCRIPTION OF NOTES

General

On March 27, 2009, Charter and certain of its affiliates (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking relief under the provisions of the Bankruptcy Code.  On November 17, 2009 the Bankruptcy Court entered an order confirming the Plan, and on November 30, 2009 (the “Effective Date”) the Debtors consummated their reorganization under the Bankruptcy Code and the Plan became effective.  On the Effective Date, the Issuers issued $1,766,206,515 in aggregate principal amount of 13.50% senior notes due 2016 (the “Initial Notes”) pursuant to an indenture (the “Indenture”), dated as of the Effective Date, by and among CCH II, CCH II Capital and the Bank of New York Mellon Trust Company N.A., as trustee (the “Trustee”).  $976,826,466 in aggregate principal amount of the Initial Notes (the “Initial Restricted Notes”) were issued to certain holders pursuant to Section 4(2) of the Securities Act in a transaction that was exempt from the registration requirements of the Securities Act (identified with CUSIP No. 12502C AT8) and as a result contained terms with respect to transfer restrictions. $789,380,049 aggregate principal amount of the Initial Notes (the "Initial Unrestricted Notes") were issued to the remaining holders pursuant to Section 1145 of the Bankruptcy Code (identified with CUSIP No. 12502C AS0).  The terms of the Notes are identical in all material respects to those of the Initial Restricted Notes and the Initial Unrestricted Notes, except for certain transfer restrictions and registration rights relating to the Initial Restricted Notes.  We refer in this Description of Notes to "Notes" as the Initial Notes and any Additional Notes issued under the Indenture.

In connection with the issuance of the Initial Restricted Notes, the Issuers, certain holders of the Crossover Committee (as defined in the Plan) and Charter Investment, Inc. entered into an Exchange and Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, among other things, the Issuers agreed to use their commercially reasonable efforts to file under the Securities Act, on or prior to January 15, 2010, a registration statement relating to an offer to exchange all Initial Restricted Notes at the time such registration statement is declared effective by the SEC, for a like aggregate principal amount of unrestricted notes issued by the Issuers, substantially identical in all material respects to the Initial Restricted Notes (except that such unrestricted notes do not contain terms with respect to transfer restrictions).  On June 16, 2010, the Issuers exchanged substantially all of the Initial Restricted Notes, which have been registered under the Securities Act, for a like aggregate principal amount of unrestricted notes that are being issued hereby.

This Description of Notes relates to the $540,775,126  in aggregate principal amount of 13.50% senior notes due 2016 of the Issuers representing (i) $85,000,000 in aggregate principal amount of the one remaining Initial Restricted Note issued to Mr. Paul Allen on the Effective Date; and (ii) $454,388,724 in aggregate principal amount of Notes issued in exchange for the Initial Restricted Notes and held under CUSIP No. 12502C AS0.  The Notes are being offered pursuant to this prospectus. You can find the definitions of certain terms used in this description under the subheading “— Certain definitions.” The definitions of terms set forth in this section “Description of Notes” shall apply in this section.

The Notes were issued pursuant to the Indenture under which the Issuers previously issued the Initial Notes.  The Notes were issued on terms substantially identical to those of the Initial Notes and vote together as a single class on any matter submitted to noteholders. The Notes offered hereby have been registered under the Securities Act of 1933 and, therefore, will not bear legends restricting their transfer.  The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939.

The following description is a summary of the provisions we consider material of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the respective Notes. Copies of the Indenture are available as set forth under “— Additional Information.”

Brief Description of the Notes

The Notes are:

•	senior unsecured obligations of the Issuers;

•	effectively subordinated in right of payment to any future secured Indebtedness of the Issuers, to the extent of the value of the assets securing such Indebtedness;

•	equal in right of payment to the Initial Notes and any other future unsubordinated, unsecured Indebtedness of the Issuers;

•	senior in right of payment to any future subordinated Indebtedness of the Issuers;

•
structurally subordinated to all indebtedness and other liabilities (including trade payables) of the Issuers’ subsidiaries, including indebtedness under our subsidiaries’ credit facilities and the senior notes of CCO Holdings and CCO; and

•	guaranteed on a senior unsecured basis by Charter (which guarantee is structurally junior to all indebtedness and liabilities of all of Charter’s subsidiaries).

As of September 30, 2010, the total principal amount of debt and intercompany loans of CCH II and its subsidiaries totaled approximately $13.3 billion, and the Notes are structurally subordinated to approximately $11.5 billion of such debt.  As of September 30, 2010, subsidiaries of CCH II had approximately an additional $1.2 billion available for future borrowings under senior secured credit facilities, which is structurally senior in right of payment to the Notes.

Substantially all of the Subsidiaries of CCH II (except certain non-material Subsidiaries) are “Restricted Subsidiaries.” Under the circumstances described below under “— Certain Covenants — Investments,” CCH II will be permitted to designate additional Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will generally not be subject to the restrictive covenants in the Indenture.

Principal, Maturity and Interest

The Notes were issued in denominations of $1.00 and integral multiples thereof. The Notes will mature on November 30, 2016.

Interest on the Notes accrue at the rate of 13.50% per annum. Interest on the Notes accrue from and including November 30, 2009 or, if interest already has been paid, from the date it was most recently paid. Interest will be payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 2010. The Issuers will make each interest payment to the holders of record of the Notes on the immediately preceding February 1 and August 1. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Subject to the limitations set forth under “—Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” the Issuers may issue an unlimited principal amount of Additional Notes under the Indenture. The Initial Notes and any Additional Notes subsequently issued under the Indenture (including the Notes offered hereby) would be treated as a single class of securities for all purposes of the Indenture. For purposes of this description, unless otherwise indicated, references to the Notes include the Initial Notes, the Notes offered hereby and any Additional Notes subsequently issued under the Indenture.

Optional Redemption

At any time prior to November 30, 2012, the Issuers may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of the Notes on a pro rata basis (or nearly as pro rata as practicable), at a redemption price of 113.50% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that

(1)        at least 65% of the aggregate principal amount of the Notes remain outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuers and their Subsidiaries), and

(2)        the redemption must occur within 60 days of the date of the closing of such Equity Offering.

Notwithstanding the above paragraph, at any time prior to November 30, 2012, the Notes may be redeemed, in  whole or in part, at the option of CCH II upon no less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of such Notes redeemed plus the relevant Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the applicable redemption date, subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

On or after November 30, 2012, the Issuers may redeem all or a part of the Notes upon not less than 30 nor more than 60 days notice, at the applicable redemption prices (expressed as percentages of the principal amount of the Notes) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on November 30 of the years indicated below:

Year                           Percentage
2012                                                                                                                       106.750%
2013                                                                                                                       103.375%
  2014                                                                                                                       101.6875%
2015 and thereafter                                                                                             100.000%

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $1.00 in principal amount, or in either case an integral multiple thereof) of that holder’s Notes pursuant to a “Change of Control Offer.” In the Change of Control Offer, the Issuers will offer a “Change of Control Payment” in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase.

Within ten days following any Change of Control, the Issuers will mail a notice to each holder (with a copy to the trustee) describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on a certain date (the “Change of Control Payment Date”) specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 or any successor rules, and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Issuers’ compliance with such laws and regulations shall not in and of itself cause a breach of their obligations under such covenant.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1)	accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3)
deliver or cause to be delivered to the trustee the Notes so accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuers.

The paying agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book entry, to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1.00 or an integral multiple thereof.

The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture will not contain provisions that permit the holders of the Notes to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

 The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of CCH II and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of CCH II and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.

Asset Sales

CCH II will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)
CCH II or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2)	such fair market value is determined by the Board of Directors of CCH II and evidenced by a resolution of such Board of Directors set forth in an officers’ certificate delivered to the trustee; and

(3)	at least 75% of the consideration therefor received by CCH II or such Restricted Subsidiary is in the form of cash, Cash Equivalents or readily marketable securities.

For purposes of this provision, each of the following shall be deemed to be cash:

(a)
any liabilities (as shown on CCH II’s or such Restricted Subsidiary’s most recent balance sheet) of CCH II or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases CCH II or such Restricted Subsidiary from further liability;

(b)
any securities, notes or other obligations received by CCH II or any such Restricted Subsidiary from such transferee that are converted by the recipient thereof into cash, Cash Equivalents or readily marketable securities within 180 days after receipt thereof (to the extent of the cash, Cash Equivalents or readily marketable securities received in that conversion); and

(c)	Productive Assets.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, CCH II or a Restricted Subsidiary of CCH II may apply such Net Proceeds or an amount equal to such Net Proceeds at its option:

(1)
to repay or otherwise retire or repurchase debt under the Credit Facilities or any other Indebtedness of the Restricted Subsidiaries of CCH II (other than Indebtedness represented solely by a guarantee of a Restricted Subsidiary of CCH II); or

(2)
to invest in Productive Assets; provided that any such amount of Net Proceeds which CCH II or a Restricted Subsidiary has committed to invest in Productive Assets within 365 days of the applicable Asset Sale may be invested in Productive Assets within two years of such Asset Sale.

The amount of any Net Proceeds received from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $25 million, CCH II will make an offer to purchase Notes (an “Asset Sale Offer”) to all holders of Notes and will repay, redeem or offer to purchase Indebtedness that is of equal priority with the Notes containing provisions requiring repayment, redemption or offers to purchase with the proceeds of sales of assets, to purchase, repay or redeem, on a pro rata basis, the maximum principal amount of Notes and such other Indebtedness of equal priority that may be purchased, repaid or redeemed out of the Excess Proceeds, which amount includes the entire amount of the Net Proceeds. The offer price in any Asset Sale Offer will be payable in cash and equal to 100% of the principal amount of the subject Notes plus accrued and unpaid interest, if any, to the date of purchase. If the aggregate principal amount of Notes tendered into such Asset Sale Offer and such other Indebtedness of equal priority to be purchased, repaid or redeemed out of the Excess Proceeds exceeds the amount of Excess Proceeds, the trustee shall select the Notes tendered into such Asset Sale Offer and such other Indebtedness of equal priority to be purchased, repaid or redeemed on a pro rata basis.

If any Excess Proceeds remain after consummation of an Asset Sale Offer, then CCH II or any Restricted Subsidiary thereof may use such remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. Upon completion of any Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Selection and Notice

If less than all of the Notes are redeemed at any time, the trustee will select Notes for redemption as follows:

(1)	if any Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)	if the Notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

No Notes of $1.00 principal amount or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become irrevocably due and payable on the date fixed for redemption at the redemption price. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Set forth in this section are summaries of certain covenants contained in the Indenture.

During any period of time that (a) any Notes have Investment Grade Ratings from both Rating Agencies and (b) no Default or Event of Default has occurred and is continuing under the Indenture, CCH II and the Restricted Subsidiaries of CCH II will not be subject to the provisions of the Indenture described under:

•	“— Limitation on Asset Sales,”

•	“— Restricted Payments,”

•	“— Investments,”

•	“— Incurrence of Indebtedness and Issuance of Preferred Stock,”

•	“— Dividend and Other Payment Restrictions Affecting Subsidiaries,”

•	clause (D) of the first paragraph of “— Merger, consolidation, or sale of assets,”

•	“— Transactions with Affiliates” and

•	“— Sale and Leaseback Transactions.”

If CCH II and its Restricted Subsidiaries are not subject to these covenants for any period of time as a result of the above paragraph and, subsequently, one, or both, of the Rating Agencies withdraws its ratings or downgrades the ratings assigned to the Notes below the required Investment Grade Ratings or a Default or Event of Default occurs and is continuing, then CCH II and its Restricted Subsidiaries will thereafter again be subject to these covenants. The ability of CCH II and its Restricted Subsidiaries to make Restricted Payments after the time of such withdrawal, downgrade, Default or Event of Default will be calculated as if the covenant governing Restricted Payments had been in effect during the entire period of time from the Issue Date.

Restricted Payments

CCH II will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)
declare or pay any dividend or make any other payment or distribution on account of its or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving CCH II or any of its Restricted Subsidiaries) or to the direct or indirect holders of CCH II’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (x) solely in Equity Interests (other than Disqualified Stock) of CCH II or (y), in the case of CCH II and its Restricted Subsidiaries, to CCH II or a Restricted Subsidiary thereof);

(2)
purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving CCH II or any of its Restricted Subsidiaries) any Equity Interests of CCH II or any direct or indirect Parent of CCH II or any Restricted Subsidiary of CCH II (other than, in the case of CCH II and its Restricted Subsidiaries, any such Equity Interests owned by CCH II or any of its Restricted Subsidiaries); or

(3)
make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of CCH II that is subordinated in right of payment to the Notes, except a payment of interest or principal at the Stated Maturity thereof (all such payments and other actions set forth in clauses (1) through (3) above are collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default under the Indenture shall have occurred and be continuing or would occur as a consequence thereof; and

(b)
CCH II would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(c)
such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by CCH II and its Restricted Subsidiaries from and after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7) or (10) of the next succeeding paragraph), shall not exceed, at the date of determination, the sum of:

(1)
an amount equal to 100% of the Consolidated EBITDA of CCH II for the period beginning on the first day of the fiscal quarter immediately preceding the Issue Date to the end of CCH II’s most recently ended full fiscal quarter for which internal financial statements are available, taken as a single accounting period, less the product of 1.3 times the Consolidated Interest Expense of CCH II for such period, plus

(2)
an amount equal to 100% of Capital Stock Sale Proceeds less any amount of such Capital Stock Sale Proceeds used in connection with an Investment made on or after the Issue Date pursuant to clause (5) of the definition of “Permitted Investments.”

So long as no Default under the Indenture has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1)	the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

(2)
the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of CCH II in exchange for, or out of the net proceeds of, the substantially concurrent sale (other than to a Subsidiary of CCH II) of Equity Interests of CCH II (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3)(b) of the preceding paragraph;

(3)
the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of CCH II or any of its Restricted Subsidiaries with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)
regardless of whether a Default then exists, the payment of any dividend or distribution made in respect of any calendar year or portion thereof during which CCH II or any of its Subsidiaries is a Person that is not treated as a separate tax paying entity for United States federal income tax purposes by CCH II and its Subsidiaries (directly or indirectly) to the direct or indirect holders of the Equity Interests of CCH II or its Subsidiaries that are Persons that are treated as a separate tax paying entity for United States federal income tax purposes, in an amount sufficient to permit each such holder to pay the actual income taxes (including required estimated tax installments) that are required to be paid by it with respect to the taxable income of any Parent (through its direct or indirect ownership of CCH II and/or its Subsidiaries), CCH II, its Subsidiaries or any Unrestricted Subsidiary, as applicable, in any calendar year, as estimated in good faith by CCH II or its Subsidiaries, as the case may be;

(5)	regardless of whether a Default then exists, the payment of any dividend by a Restricted Subsidiary of CCH II to the holders of its common Equity Interests on a pro rata basis;

(6)
the repurchase, redemption or other acquisition or retirement for value, or the payment of any dividend or distribution to the extent necessary to permit the repurchase, redemption or other acquisition or retirement for value, of any Equity Interests of CCH II or a Parent of CCH II held by any member of CCH II’s,  such Parent’s or any Restricted Subsidiary’s management pursuant to any management equity subscription agreement or stock option agreement entered into in accordance with the policies of CCH II, any Parent or any Restricted Subsidiary; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $10 million in any fiscal year of the Issuers;

(7)
payment of fees in connection with any acquisition, merger or similar transaction in an amount that does not exceed an amount equal to 1.25% of the transaction value of such acquisition, merger or similar transaction;

(8)
Restricted Payments made in order to pay interest (including accreted or PIK interest) on (but not principal of) Specified Parent Indebtedness or Refinancing Specified Parent Indebtedness, so long as CCH II, at the time of the making of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable quarter period, would have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(9)
Restricted Payments directly or indirectly to a Parent of (A) attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection with any issuance, sale or incurrence by a Parent of Equity Interests or Indebtedness, or any exchange of securities or tender for outstanding debt securities, (B) the costs and expenses of any offer to exchange privately placed securities in respect of the foregoing for publicly registered securities or any similar concept having a comparable purpose, or (C) (i) fees, taxes and expenses required to maintain the corporate existence of a Parent, (ii) income taxes to the extent such income taxes are attributable to the income of CCH II and its Restricted Subsidiaries and, to the extent of the amount actually received from the Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of the Unrestricted Subsidiaries, provided, however, that in each case the amount of such payments in any fiscal year does not exceed the amount of income taxes that CCH II and its Restricted Subsidiaries would be required to pay for such fiscal year were CCH II and its Restricted Subsidiaries to pay such taxes as a stand-alone taxpayer; and (iii) general corporate overhead and operating expenses for such direct or indirect parent corporation of CCH II to the extent such expenses are attributable to the ownership or operation of CCH II and its Restricted Subsidiaries (which amounts pursuant to this subclause (C) shall not exceed $25 million in any fiscal year);

(10)	payments contemplated by the Plan of Reorganization, including, without limitation, Specified Fees and Expenses;

(11)
additional Restricted Payments directly or indirectly to CCH I or any other Parent for the purpose of enabling CCI to redeem, or pay dividends on, the Series A Preferred Stock so long as (i) such dividends do not exceed, and (ii) such redemptions do not exceed, the dividends and liquidation preference, respectively,  contemplated in the certificate of designation governing the Series A Preferred Stock as in effect on the Issue Date; and

(12)	additional Restricted payments in an aggregate amount of $50 million.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by CCH II or any of its Restricted Subsidiaries pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Board of Directors of CCH II, whose resolution with respect thereto shall be delivered to the trustee. Such Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $100 million.

Not later than the date of making any Restricted Payment involving an amount or fair market value in excess of $10 million, the Issuers shall deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Investments

CCH II will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	make any Restricted Investment; or

(2)	allow any of its Restricted Subsidiaries to become an Unrestricted Subsidiary, unless, in each case:

(a)	no Default or Event of Default under the Indenture shall have occurred and be continuing or would occur as a consequence thereof; and

(b)
CCH II would, at the time of, and after giving effect to, such Restricted Investment or such designation of a Restricted Subsidiary as an Unrestricted Subsidiary, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the applicable Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

An Unrestricted Subsidiary may be redesignated as a Restricted Subsidiary if such redesignation would not cause a Default.

Incurrence of Indebtedness and Issuance of Preferred Stock

CCH II will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and CCH II will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Disqualified Stock or Preferred Stock, provided that CCH II or any of its Restricted Subsidiaries may incur Indebtedness, CCH II may issue Disqualified Stock and subject to the final paragraph of this covenant below, Restricted Subsidiaries of CCH II may incur Preferred Stock if the Leverage Ratio of CCH II and its Restricted Subsidiaries would have been not greater than 5.75 to 1.0 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of the most recently ended fiscal quarter.

So long as no Event of Default under clauses (1), (2), (7) or (8) under “— Event of Default and Remedies” shall have occurred and be continuing after giving effect to the incurrence thereof (and the use of proceeds therefrom), the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)
the incurrence by CCH II and its Restricted Subsidiaries of Indebtedness under the Credit Facilities; provided that the aggregate principal amount of all Indebtedness of CCH II and its Restricted Subsidiaries outstanding under this clause (1) for all Credit Facilities of CCH II and its Restricted Subsidiaries after giving effect to such incurrence does not exceed an amount equal to $1.0 billion;

(2)	the incurrence by CCH II and its Restricted Subsidiaries of Existing Indebtedness (including under the Credit Facilities);

(3)	the incurrence on the Issue Date by CCH II of Indebtedness represented by the Notes (but not including any Additional Notes);

(4)
the incurrence by CCH II or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration) of Productive Assets of CCH II or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed, together with any related Permitted Refinancing Indebtedness permitted by clause (5) below, $75 million at any time outstanding;

(5)
the incurrence by CCH II or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, in whole or in part, Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under this clause (5), the first paragraph of this covenant or clauses (2), (3) or (4) of this paragraph;

(6)	the incurrence by CCH II or any of its Restricted Subsidiaries of intercompany Indebtedness between or among CCH II and any of its Restricted Subsidiaries; provided that:

(a)	if CCH II is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes; and

(b)
(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than CCH II or a Restricted Subsidiary of CCH II and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either CCH II or a Restricted Subsidiary of CCH II, shall be deemed, in each case, to constitute an incurrence of such Indebtedness that was not permitted by this clause (6);

(7)
the incurrence by CCH II or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding;

(8)	the guarantee by CCH II or any of its Restricted Subsidiaries of Indebtedness of a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(9)
the incurrence by CCH II or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding under this clause (9), not to exceed $300 million; and

(10)	the accretion or amortization of original issue discount and the write up of Indebtedness in accordance with purchase accounting.

In the event that an item of proposed Indebtedness (a) meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) above or (b) is entitled to be incurred pursuant to the first paragraph of this covenant, CCH II will be permitted to classify and from time to time to reclassify such item of Indebtedness in any manner that complies with this covenant. Once any item of Indebtedness is so reclassified, it will no longer be deemed outstanding under the category of Permitted Debt, where initially incurred or previously reclassified. For avoidance of doubt, Indebtedness incurred pursuant to a single agreement, instrument, program, facility or line of credit may be classified as Indebtedness arising in part under one of the clauses listed above or under the first paragraph of this covenant, and in part under any one or more of the clauses listed above, to the extent that such Indebtedness satisfies the criteria for such classification.

Notwithstanding the foregoing, in no event shall any Restricted Subsidiary of CCH II consummate a Subordinated Debt Financing or a Preferred Stock Financing. A “Subordinated Debt Financing” or a “Preferred Stock Financing,” as the case may be, with respect to any Restricted Subsidiary of CCH II shall mean a public offering or private placement (whether pursuant to Rule 144A under the Securities Act or otherwise) of Subordinated Notes or Preferred Stock (whether or not such Preferred Stock constitutes Disqualified Stock), as the case may be, of such Restricted Subsidiary to one or more purchasers (other than to one or more Affiliates of CCH II). “Subordinated Notes” with respect to any Restricted Subsidiary of CCH II shall mean Indebtedness of such Restricted Subsidiary that is contractually subordinated in right of payment to any other Indebtedness of such Restricted Subsidiary (including, without limitation, Indebtedness under the Credit Facilities), provided that the foregoing shall not apply to priority of Liens, including by way of intercreditor arrangements. The foregoing limitation shall not apply to:

(a)
any Indebtedness or Preferred Stock of any Person existing at the time such Person is merged with or into or becomes a Subsidiary of CCH II; provided that such Indebtedness or Preferred Stock was not incurred or issued in connection with, or in contemplation of, such Person merging with or into, or becoming a Subsidiary of, CCH II, and

(b)
any Indebtedness or Preferred Stock of a Restricted Subsidiary issued in connection with, and as part of the consideration for, an acquisition, whether by stock purchase, asset sale, merger or otherwise, in each case involving such Restricted Subsidiary, which Indebtedness or Preferred Stock is issued to the seller or sellers of such stock or assets; provided that such Restricted Subsidiary is not obligated to register such Indebtedness or Preferred Stock under the Securities Act or obligated to provide information pursuant to Rule 144A under the Securities Act.

Liens

The Indenture will provide that CCH II will not, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or trade payables on any asset of CCH II, whether owned on the Issue Date or thereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Subsidiaries

CCH II will not, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

(1)
pay dividends or make any other distributions on its Capital Stock to CCH II or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to CCH II or any of its Restricted Subsidiaries;

(2)	make loans or advances to CCH II or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to CCH II or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)
Existing Indebtedness, contracts and other instruments as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the most restrictive Existing Indebtedness, contracts or other instruments, as in effect on the Issue Date;

(2)	applicable law;

(3)
any instrument governing Indebtedness or Capital Stock of a Person acquired by CCH II or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(4)	customary non-assignment provisions in leases, franchise agreements and other commercial agreements entered into in the ordinary course of business;

(5)
purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(6)	any agreement for the sale or other disposition of Capital Stock or assets of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending such sale or other disposition;

(7)
Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive at the time such restrictions become effective, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(8)
Liens securing Indebtedness or other obligations otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “— Liens” that limit the right of CCH II or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

(9)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(10)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(11)
restrictions contained in the terms of Indebtedness or Preferred Stock permitted to be incurred under the covenant described under the caption “ — Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that such restrictions are not materially more restrictive, taken as a whole, than the terms contained in the most restrictive, together or individually, of the Credit Facilities and other Existing Indebtedness as in effect on the Issue Date; and

(12)
restrictions that are not materially more restrictive, taken as a whole, than customary provisions in comparable financings and that the management of CCH II determines, at the time of such financing, will not materially impair the Issuers’ ability to make payments as required under the Notes.

Merger, Consolidation or Sale of Assets

Neither Issuer may, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not such Issuer is the surviving Person) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

(A)   either:

(i)	such Issuer is the surviving Person; or

(ii)
the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a Person organized or existing under the laws of the United States, any state thereof or the District of Columbia, provided that if the Person formed by or surviving any such consolidation or merger with such Issuer is a Person other than a corporation, a corporate co-issuer shall also be an obligor with respect to the Notes;

(B)        the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of such Issuer under the Notes and the Indenture pursuant to agreements reasonably satisfactory to the trustee;

(C)        immediately after such transaction no Default or Event of Default exists; and

(D)        such Issuer or the Person formed by or surviving any such consolidation or merger (if other than such Issuer) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period,

(x) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock;” or

(y) have a Leverage Ratio immediately after giving effect to such consolidation or merger no greater than the Leverage Ratio immediately prior to such consolidation or merger.

In addition, neither of the Issuers may, directly or indirectly, lease all or substantially all of their properties or assets, in one or more related transactions, to any other Person. The foregoing clause (D) of this “Merger, Consolidation, or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among an Issuer and any of its Wholly Owned Restricted Subsidiaries.

Transactions with Affiliates

CCH II will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)
such Affiliate Transaction is on terms, taken as a whole, that are not less favorable to CCH II or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by CCH II or such Restricted Subsidiary with an unrelated Person; and

(2)	CCH II delivers to the trustee:

(a)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration given or received by CCH II or any such Restricted Subsidiary in excess of $15 million, a resolution of the Board of Directors of CCH II or CCI set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the members of such Board of Directors; and

(b)
with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration given or received by CCH II or any such Restricted Subsidiary in excess of $50 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)
any existing employment agreement and employee benefit arrangement (including stock purchase or options agreements, deferred compensation plans, and retirement, savings or similar plans) entered into by CCH II or any of its Subsidiaries and any employment agreement and employee benefit arrangements entered into by CCH II or any of its Restricted Subsidiaries in the ordinary course of business;

(2)	transactions between or among CCH II and/or its Restricted Subsidiaries;

(3)	payment of reasonable directors fees to Persons who are not otherwise Affiliates of CCH II;

(4)	customary indemnification and insurance arrangements in favor of directors and officers, regardless of affiliation with CCH II or any of its Restricted Subsidiaries;

(5)	payment of Management Fees;

(6)
Restricted Payments that are permitted by the provisions of the covenant described above under the caption “— Restricted Payments” and Restricted Investments that are permitted by the provisions of the covenant described above under the caption “— Investments”;

(7)	Permitted Investments;

(8)
transactions pursuant to agreements existing on the Issue Date, as in effect on the Issue Date, or as subsequently modified, supplemented, or amended, to the extent that any such modifications, supplements, or amendments comply with the applicable provisions of paragraph (1) of this covenant;

(9)	transactions contemplated by the Plan of Reorganization, including, without limitation, the payment of Specified Fees and Expenses;

(10)	contributions to the common equity capital of CCH II or the issue or sale of Equity Interests of CCH II;

(11)
the assignment and assumption of contracts (which contracts were entered into prior to the Issue Date on an arms-length basis in the ordinary course of business of the relevant Parent, reasonably related to the business of CCH II and the assignment and assumption of which would not result in the incurrence of any Indebtedness by CCH II or any Restricted Subsidiary) to a Restricted Subsidiary by a Parent; and

(12)	transactions with a Person that would otherwise be deemed Affiliate Transactions solely because any Issuer or a Restricted Subsidiary owns Equity Interests in such Person.

Sale and Leaseback Transactions

CCH II will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that CCH II and its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

(1)	CCH II or such Restricted Subsidiary could have

(a)
incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Leverage Ratio test in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(b)	incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption “— Liens” or the definition of “Permitted Liens”; and

(2)
the transfer of assets in that sale and leaseback transaction is permitted by, and CCH II or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”

The foregoing restrictions do not apply to a sale and leaseback transaction if the lease is for a period, including renewal rights, of not in excess of three years.

Limitations on Issuances of Guarantees of Indebtedness

CCH II will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of CCH II (the “Guaranteed Indebtedness”), unless

(1)
such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee (a “Subsidiary Guarantee”) of the payment of the Notes by such Restricted Subsidiary, and

(2)
until one year after all the Notes have been paid in full in cash, such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against CCH II or any other Restricted Subsidiary of CCH II as a result of any payment by such Restricted Subsidiary under its Subsidiary Guarantee; provided that this paragraph shall not be applicable to any Guarantee or any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

If the Guaranteed Indebtedness is subordinated to the Notes, then the Guarantee of such Guaranteed Indebtedness shall be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the Notes.

Any Subsidiary Guarantee shall terminate upon the release of such guarantor from its guarantee of the Guaranteed Indebtedness.

Limitations on Layering

(1)	At all times, CCOH shall be a direct Restricted Subsidiary of CCH II or of a Restricted Subsidiary that Guarantees the Notes on an unsubordinated, full and unconditional basis.

(2)
CCH II shall not permit any members of the CCOH Group to guarantee or otherwise become an obligor with respect to any Indebtedness (“CCOH Guaranteed Indebtedness”) of CCH II or any Parent or any Subsidiary of a Parent other than a member of the CCOH Group without Guaranteeing the Notes on an unsubordinated basis pursuant to the above “—Limitations on Issuances of Guarantees of Indebtedness” covenant (treating all references therein to “Guaranteed Indebtedness” as references to “CCOH Guaranteed Indebtedness”).

(3)
CCH II shall not permit any member of the CCOH Group to create a Lien on any of its assets or properties to secure the repayment of the Indebtedness of CCH II or any Parent or any Subsidiary of a Parent who is not itself a member of the CCOH Group, unless:

(i)	in the case of Liens securing Indebtedness that is subordinated in right of payment to the Notes, the Notes are secured by a Lien on such property or assets that is senior in priority to such Liens;

(iii)	and in all other cases, the Notes are equally and ratably secured;

provided that any Lien which is granted under this covenant shall be automatically discharged at the same time as the discharge of the Lien (other than through the exercise of remedies with respect thereto) that gave rise to the obligation to so secure the Notes or Guarantees.

Payments for Consent

CCH II will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Reports

Whether or not required by the SEC, so long as any Notes are outstanding, the Issuers will furnish to the holders of the Notes, within the time periods specified in the SEC’s rules and regulations:

(1)
all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Issuers were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and, with respect to the annual information only, a report on the annual consolidated financial statements of CCH II by its independent public accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Issuers were required to file such reports.

Notwithstanding anything contained herein, so long as CCI or another entity that is a guarantor of the Notes and is a Parent, consolidated reports at such Parent level in a manner consistent with this covenant for CCH II shall satisfy this covenant; provided that (x) such reports at such Parent level do not reflect the financial information or assets of any material operations other than those of the Issuers and their Subsidiaries; (y) such Parent includes in its reports information about CCH II that is required to be provided by a parent guaranteeing debt of an operating company subsidiary pursuant to Rule 3-10 of Regulation S-X or any successor rule then in effect; and (z) such reports include reasonably detailed information regarding the outstanding Indebtedness and preferred stock (including, without limitation, any such instruments held by Parents or their Subsidiaries) of CCH II.

For any fiscal quarter or fiscal year at the end of which Subsidiaries of CCH II are Unrestricted Subsidiaries, the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of CCH II and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of CCH II.

In addition, after effectiveness of a registration statement registering either the exchange or the resale of the Initial Notes, whether or not required by the SEC, the Issuers will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations, unless the SEC will not accept such a filing, and make such information available to securities analysts and prospective investors upon request.

Events of Default and Remedies

Each of the following is an Event of Default with respect to the Notes:

(1)	default for 30 consecutive days in the payment when due of interest on the Notes;

(2)	default in payment when due of the principal of or premium, if any, on the Notes;

(3)
failure by CCH II or any of its Restricted Subsidiaries to comply with the provisions of the Indenture described under the captions “— Repurchase at the Option of Holders — Change of Control” or “— Certain Covenants — Merger, Consolidation, or Sale of Assets”;

(4)
failure by CCH II or any of its Restricted Subsidiaries for 30 consecutive days after written notice thereof has been given to the Issuers by the trustee or to the Issuers and the trustee by holders of at least 25% of the aggregate principal amount of the Notes outstanding to comply with any of their other covenants or agreements in the Indenture;

(5)
default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by CCH II or any of its Restricted Subsidiaries (or the payment of which is guaranteed by CCH II or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a)
is caused by a failure to pay at final stated maturity the principal amount on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)
results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $100 million or more;

(6)
failure by CCH II or any of its Restricted Subsidiaries to pay final judgments which are non-appealable aggregating in excess of $100 million, net of applicable insurance which has not been denied in writing by the insurer, which judgments are not paid, discharged or stayed for a period of 60 days; and

(7)	CCH II or any of its Significant Subsidiaries pursuant to or within the meaning of Bankruptcy Law:

(a)	commences a voluntary case,

(b)	consents to the entry of an order for relief against it in an involuntary case,

(c)	consents to the appointment of a custodian of it or for all or substantially all of its property, or

(d)	makes a general assignment for the benefit of its creditors; or

(8)	a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(a)	is for relief against CCH II or any of its Significant Subsidiaries in an involuntary case;

(b)	appoints a custodian of CCH II or any of its Significant Subsidiaries or for all or substantially all of the property of CCH II or any of its Significant Subsidiaries; or

(c)	orders the liquidation of CCH II or any of its Significant Subsidiaries;

and the order or decree remains unstayed and in effect for 60 consecutive days.

In the case of an Event of Default described in the foregoing clauses (7) and (8) with respect to CCH II, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare the Notes to be due and payable immediately.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, the holders of a majority in principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default under the Indenture (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

If a Default is deemed to occur solely because a Default (the “Initial Default”) already existed, then if such Initial Default is cured and is not continuing, the Default or Event of Default resulting solely because the Initial Default existed shall be deemed cured, and will be deemed annulled, waived and rescinded without any further action required.

The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, or premium, if any, on, the Notes.

The Issuers will be required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuers will be required to deliver to the trustee a statement specifying such Default or Event of Default and what action the Issuers are taking or propose to take with respect thereto.

No Personal Liability of Directors, Officers, Employees, Members and Stockholders

No director, officer, employee or incorporator of the Issuers or any Parent Guarantor, as such, and no member or stockholder of the Issuers or any Parent Guarantor, as such, shall have any liability for any obligations of the Issuers or any Parent Guarantor under the Notes, the Indenture, any Note Guarantee or the Registration Rights Agreement, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note and any Note Guarantee waives and releases all such liability. The waiver and release will be part of the consideration for issuance of the Notes and any Note Guarantee. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Issuers and any Parent Guarantor may, at their option and at any time, elect to have all of their obligations discharged with respect to any outstanding Notes and any Note Guarantee (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due from the trust referred to below;

(2)
the Issuers’ obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers  and any Parent Guarantor released with respect to certain covenants that are described in the Indenture and any Note Guarantee (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes or any Note Guarantee. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Events of Default with respect to the Notes or any Note Guarantee.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)
the Issuers or any Parent Guarantor must irrevocably deposit, or cause to be deposited, with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as are expected to be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers and any Parent Guarantor must specify whether the Notes will be defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuers shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that

(a)	the Issuers and any Parent Guarantor have received from, or there has been published by, the Internal Revenue Service a ruling or

(b)	since the Issue Date, there has been a change in the applicable federal income tax law,

in either case of (a) or (b) immediately above to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)
in the case of Covenant Defeasance, the Issuers or any Parent Guarantor shall have delivered to the trustee an opinion of counsel confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)
no Default or Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5)
such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Issuers or any of their Restricted Subsidiaries is a party or by which the Issuers or any of their Restricted Subsidiaries is bound;

(6)	the Issuers or any Parent Guarantor must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of the Notes over the other creditors of the Issuers or any Parent Guarantor with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers, any Parent Guarantor or others; and

(7)	the Issuers or any Parent Guarantor must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered and the conditions set forth in clause 4(b) shall not apply if all applicable Notes not theretofore delivered to the trustee for cancellation

(a)	have become due and payable or

(b)
will become due and payable on the maturity date or a redemption date within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers.

Amendment, Supplement and Waiver

Except as provided below, the Indenture, the Notes or any Note Guarantee may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding Notes. This includes consents obtained in connection with a purchase of Notes, a tender offer for Notes or an exchange offer for Notes. Any existing Default or compliance with any provision of the Indenture, the Notes or any Note Guarantee (other than any provision relating to the right of any holder of a Note to bring suit for the enforcement of any payment of principal, premium, if any, and interest on the Note, on or after the scheduled due dates expressed in the Notes) may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes. This includes consents obtained in connection with a purchase of Notes, a tender offer for Notes or an exchange offer for Notes.

Without the consent of each holder affected thereby, an amendment or waiver may not (with respect to any Notes held by such holder):

(1)	reduce the principal amount of such Notes;

(2)	change the fixed maturity of such Notes or reduce the premium payable upon redemption of such Notes;

(3)	reduce the rate of or extend the time for payment of interest on such Notes;

(4)
waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make such Notes payable in money other than that stated in such Notes;

(6)
make any change in the provisions of the Indenture relating to waivers of past Defaults applicable to any Notes or the rights of holders thereof to receive payments of principal of, or premium, if any, or interest on such Notes;

(7)	waive a redemption payment with respect to such Notes (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”); or

(8)
make any change in the preceding amendment and waiver provisions. Notwithstanding the preceding, without the consent of any holder of Notes, the Issuers, any Parent Guarantor and the trustee may amend or supplement the Indenture, the Notes or any Note Guarantee:

(a)	to cure any ambiguity, defect or inconsistency;

(b)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c)	to provide for or confirm the issuance of Additional Notes or any Exchange Notes;

(d)
to provide for the assumption of the Issuers’ or any Parent Guarantor’s obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ assets;

(e)	to add a Note Guarantee;

(f)	to release any Subsidiary Guarantee in accordance with the provisions of the Indenture;

(g)	to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(h)	add a guarantor; or

(i)	to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or otherwise as necessary to comply with applicable law.

Governing Law

The Indenture and the Notes will be governed by the laws of the State of New York.

Concerning the Trustee

If the trustee becomes a creditor of the Issuers, the Indenture will limit its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the trustee indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to the Issuers at Charter Plaza, 12405 Powerscourt Drive, St. Louis, Missouri 63131, Attention: Corporate Secretary.

Certain Definitions

This section sets forth certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)
Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means the Issuers’ 13.50% senior notes due 2016 issued under the Indenture in addition to the Initial Notes (other than Notes issued in exchange or replacement for the Initial Notes).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Applicable Premium” means the excess of (x) the present value at such redemption (or deposit) date of the sum of the redemption price of such Note at November 30, 2012 (such redemption price being set forth in the table under the caption “—Optional Redemption”) plus all required interest payments due on such Note through November 30, 2012 (calculated based on the interest rate and excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption (or deposit) date plus 50 basis points over (y) the then outstanding principal amount of such Note.

 “Asset Acquisition” means

(a)
an Investment by CCH II or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of CCH II or any of its Restricted Subsidiaries or shall be merged with or into CCH II or any of its Restricted Subsidiaries, or

(b)
the acquisition by CCH II or any of its Restricted Subsidiaries of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means:

(1)
the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory in the ordinary course of the Cable Related Business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of CCH II and its Subsidiaries, taken as a whole, will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants — Merger,

Consolidation, or Sale of Assets” and not by the provisions of the Asset Sale covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; and

(2)	the issuance of Equity Interests by any Restricted Subsidiary of CCH II or the sale by CCH II or any Restricted Subsidiary of CCH II of Equity Interests of any Restricted Subsidiary of CCH II.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that:

(a)	involves assets having a fair market value of less than $100 million; or

(b)	results in net proceeds to CCH II and its Restricted Subsidiaries of less than $100 million;

(2)	a transfer of assets between or among CCH II and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of CCH II to CCH II or to another Wholly Owned Restricted Subsidiary of CCH II;

(4)
a Restricted Payment that is permitted by the covenant described above under the caption “— Certain Covenants — Restricted Payments,” a Restricted Investment that is permitted by the covenant described above under the caption “— Certain Covenants — Investments” or a Permitted Investment;

(5)	the incurrence of Liens not prohibited by the Indenture and the disposition of assets related to such Liens by the secured party pursuant to a foreclosure;

(6)	any transaction contemplated by the Plan of Reorganization; and

(7)	any disposition of cash or Cash Equivalents.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessee, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bankruptcy Code” means Title 11 of the U.S. Code.

“Bankruptcy Law” means the Bankruptcy Code or any federal or state law of any jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as such term is used in Section 13(d)(3) of the Exchange Act) such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means the board of directors or comparable governing body of CCI or if so specified CCH II, in either case, as constituted as of the date of any determination required to be made, or action required to be taken, pursuant to the Indenture.

“Cable Related Business” means the business of owning cable television systems and businesses ancillary, complementary and related thereto.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)
any other interest (other than any debt obligation) or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capital Stock Sale Proceeds” means, without duplication, the aggregate net proceeds (including the fair market value of the non-cash proceeds, as determined by an independent appraisal firm) received by CCH II or its Restricted Subsidiaries after the Issue Date, in each case

(x)        as a contribution to the common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock and other than issuances or sales to a Subsidiary of CCH II) of CCH II after the Issue Date, or

(y)        from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of CCH II that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of CCH II).

provided, however, that there shall be excluded from (x) and (y) any such contribution, issuance or sale made from or attributable to “Net Proceeds” under and as defined in the Plan of Reorganization.

“Cash Equivalents” means:

(1)	United States dollars;

(2)
securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition;

(3)
certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having combined capital and surplus in excess of $500 million and a Thompson Bank Watch Rating at the time of acquisition of “B” or better;

(4)
repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having a rating at the time of acquisition of at least “P-1” from Moody’s or at least “A-1” from S&P and in each case maturing within twelve months after the date of acquisition;

(6)	corporate debt obligations maturing within twelve months after the date of acquisition thereof, rated at the time of acquisition at least “Aaa” or “P-1” by Moody’s or “AAA” or “A-1” by S&P;

(7)	auction-rate Preferred Stocks of any corporation maturing not later than 45 days after the date of acquisition thereof, rated at the time of acquisition at least “Aaa” by Moody’s or “AAA” by S&P;

(8)
securities issued by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority thereof, maturing not later than six months after the date of acquisition thereof, rated at the time of acquisition at least “A” by Moody’s or S&P; and

(9)	money market or mutual funds at least 90% of the assets of which constitute Cash Equivalents of the kinds described in clauses(1) through(8) of this definition.

“CCH I” means CCH I, LLC, a Delaware limited liability company, and any successor Person thereto.

“CCH II” means CCH II, LLC, a Delaware limited liability company, and any successor Person thereto.

“CCHC” means CCHC, LLC, a Delaware limited liability company, and any successor Person thereto.

“CCI” means Charter Communications, Inc., a Delaware corporation, and any successor Person thereto.

“CCO” means Charter Communications Operating, LLC, a Delaware limited liability company and any successor Person thereto.

“CCOH” means CCO Holdings, LLC, a Delaware limited liability company, and any successor Person thereto.

“CCOH Group” means (i) CCOH (or any successor thereto) and (ii) each Subsidiary thereof that is a Restricted Subsidiary.

“CCOH Group Indebtedness” means any Indebtedness of any member or members of the CCOH Group, so long as such Indebtedness does not constitute a Guarantee of, or other credit support for, any Indebtedness of any Person other than a member of the CCOH Group.

“Change of Control” means the occurrence of any of the following:

(1)
the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of CCH II and its Subsidiaries, taken as a whole, or of a Parent and its Subsidiaries, taken as a whole, to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) other than a Parent, CCH II or a Restricted Subsidiary;

(2)	the adoption of a plan relating to the liquidation or dissolution of CCH II or a Parent (except the liquidation of any Parent into any other Parent);

(3)
the consummation of any transaction, including, without limitation, any merger or consolidation, the result of which is that any “person” (as defined above) other than a Parent becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of CCH II or a Parent, measured by voting power rather than the number of shares;

(4)	after the Issue Date, the first day on which a majority of the members of the Board of Directors of CCI are not Continuing Directors; or

(5)
CCH II or a Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, CCH II or a Parent, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of CCH II or such Parent is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of CCH II or such Parent outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person immediately after giving effect to such issuance.

Notwithstanding the foregoing, (A) a “person” shall not be deemed to have beneficial ownership of securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement and (B) any holding company whose only material asset is Equity Interests of CCH II or any Parent shall not itself be considered a “person” for purposes of clause (1) or (3) of this definition.

“Charter Holdings” means Charter Communications Holdings, LLC, a Delaware limited liability company, and any successor Person thereto.

“Charter Refinancing Subsidiary” means any direct or indirect wholly owned Subsidiary (and any related corporate co-obligor if such Subsidiary is a limited liability company or other association not taxed as a corporation) of CCI or Charter Communications Holding Company, LLC, which is or becomes a Parent.

“CIH” means CCH I Holdings, LLC, a Delaware limited liability company, and any successor Person thereto.

“Consolidated EBITDA” means with respect to any Person, for any period, the  consolidated net income (or net loss) of such Person and its Restricted Subsidiaries for such period calculated in accordance with GAAP plus, to the extent such amount was deducted in calculating such net income:

(1)	Consolidated Interest Expense;

(2)	income taxes;

(3)	depreciation expense;

(4)	amortization expense;

(5)
all other non-cash items, extraordinary items and nonrecurring and unusual items (including without limitation any restructuring charges and charges related to litigation settlements or judgments) and the cumulative effects of changes in accounting principles reducing such net income, less all non-cash items, extraordinary items, nonrecurring and unusual items and cumulative effects of changes in accounting principles increasing such net income;

(6)	amounts actually paid during such period pursuant to a deferred compensation plan; and

(7)	for purposes of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock,” Management Fees;

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in conformity with GAAP, provided that Consolidated EBITDA shall not include, without duplication:

(x)           the net income (or net loss) of any Person that is not a Restricted Subsidiary (“Other Person”), except

(i)           with respect to net income, to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Restricted Subsidiaries by such Other Person during such period; and

(ii)           with respect to net losses, to the extent of the amount of investments made by such Person or any Restricted Subsidiary of such Person in such Other Person during such period;

(y)           solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to the second clause (3) in the first paragraph of the covenant described under the caption “— Certain Covenants — Restricted Payments” (and in such case, except to the extent includable pursuant to clause (x) above), the net income (or net loss) of any Other Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with such Person or any Restricted Subsidiaries or all or substantially all of the property and assets of such Other Person are acquired by such Person or any of its Restricted Subsidiaries; and

(z)           any effects of fresh-start accounting adjustments.

 “Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of:

(1)	the total amount of outstanding Indebtedness of such Person and its Restricted Subsidiaries, plus

(2)	the total amount of Indebtedness of any other Person that has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus

(3)
the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of Restricted Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)
the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments (if any) pursuant to Hedging Obligations); and

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; and

(3)
any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); in each case, on a consolidated basis and in accordance with GAAP, excluding, however, any amount of such interest of any Restricted Subsidiary of the referent Person if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated EBITDA pursuant to clause (z) of the definition thereof).

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of CCI who:

(1)	was a member of the Board of Directors of CCI on the Issue Date; or

(2)
was nominated for election or elected to the Board of Directors of CCI with the approval of a majority of the Continuing Directors who were members of such Board of Directors of CCI at the time of such nomination or election or whose election or appointment was previously so approved.

“Credit Facilities” means, with respect to CCH II and/or its Restricted Subsidiaries, one or more debt facilities or commercial paper facilities, in each case with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disposition” means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease or conveyance, or other disposition of all or substantially all of such Person’s assets or Capital Stock.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require CCH II to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that CCH II may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any private or public offering of Qualified Capital Stock of CCH II (other than to a Parent or one of its Subsidiaries) or a Parent of which the gross cash proceeds to CCH II or received by CCH II as a capital contribution from such Parent (directly or indirectly), as the case may be, are at least $25 million, other than public offerings with respect to CCH II’s membership interests or a Parent’s membership interests or common stock, as applicable, registered on Form S-8, provided that the offering of Qualified Capital Stock issued pursuant to the Plan of Reorganization shall not constitute an “Equity Offering”.

“Existing Indebtedness” means Indebtedness of CCH II and its Restricted Subsidiaries in existence on the Issue Date, until such amounts are repaid.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date.

“Guarantee” or “guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness, measured as the lesser of the aggregate outstanding amount of the Indebtedness so guaranteed and the face amount of the guarantee.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2)	interest rate option agreements, foreign currency exchange agreements, foreign currency swap agreements; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in interest and currency exchange rates.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)
represented by Hedging Obligations only to the extent an amount is then owed and is payable pursuant to the terms of such Hedging Obligations, if and to the extent any of the preceding items would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2)	the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Investments” means, with respect to any Person, all investments by such Person in other Persons, including Affiliates, in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business) and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issue Date” means November 30, 2009.

“Leverage Ratio” means, as to CCH II, as of any date, the ratio of:

(1)	the Consolidated Indebtedness of CCH II on such date to

(2)	the aggregate amount of Consolidated EBITDA for CCH II for the most recently ended fiscal quarter for which internal financial statements are available (the “Reference Period”) multiplied by four.

In addition to the foregoing, for purposes of this definition, “Consolidated EBITDA” shall be calculated on a pro forma basis after giving effect to

(1)	the issuance of the Notes;

(2)
the incurrence of the Indebtedness or the issuance of the Disqualified Stock by CCH II or a Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence or issuance (and the application of the proceeds therefrom) or repayment of other Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary, other than the incurrence or repayment of Indebtedness for ordinary working capital purposes, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination, as if such incurrence (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period; and

(3)
any Dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any person that becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for or issuing Indebtedness, Disqualified Stock or Preferred Stock) made on or subsequent to the first day of the Reference Period and on or prior to the date of determination, as if such Disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness, Disqualified Stock or Preferred Stock and also including any Consolidated EBITDA associated with such Asset Acquisition, including any cost savings adjustments in compliance with Regulation S-X promulgated by the SEC) had occurred on the first day of the Reference Period.

In calculating the Leverage Ratio, the Consolidated Indebtedness of CCH II on such date shall not include Indebtedness incurred pursuant to paragraph (1) under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” that is or was incurred in connection with the transaction for which the calculation is being made.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Management Fees” means the fees (including expense reimbursements) payable to any Parent pursuant to the management and mutual services agreements between any Parent of CCH II and CCO or between any Parent of CCH II and other Restricted Subsidiaries of CCH II or pursuant to the limited liability company agreements of certain Restricted Subsidiaries as such management, mutual services or limited liability company agreements exist on the Issue Date (or, if later, on the date any new Restricted Subsidiary is acquired or created), including any amendment or replacement thereof, provided, that any such new agreements or amendments or replacements of existing agreements, taken as a whole, are not more disadvantageous to the holders of the Notes in any material respect than such agreements existing on the Issue Date and further provided, that such new, amended or replacement management agreements do not provide for percentage fees, taken together with fees under existing agreements, any higher than 3.5% of CCI’s consolidated total revenues for the applicable payment period.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Proceeds” means the aggregate cash proceeds received by CCH II or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof or taxes paid or payable as a result thereof (including amounts distributable in respect of owners’, partners’ or members’ tax liabilities resulting from such sale), in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither CCH II nor any of its Restricted Subsidiaries

(a)	provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

(b)	is directly or indirectly liable as a guarantor or otherwise; or

(c)	constitutes the lender;

(2)
no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of CCH II or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the Capital Stock or assets of CCH II or any of its Restricted Subsidiaries.

“Note Guarantee” means the unconditional Guarantee by any Parent of the Issuers’ payment Obligations under the Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, Guarantees and other liabilities payable under the documentation governing any Indebtedness, in each case, whether now or hereafter existing, renewed or restructured, whether or not from time to time decreased or extinguished and later increased, created or incurred, whether or not arising on or after the commencement of a case under Title 11, U.S. Code or any similar federal or state law for the relief of debtors (including post-petition interest) and whether or not allowed or allowable as a claim in any such case.

“Parent” means CCH I, CIH, Charter Holdings, CCHC, Charter Communications Holding Company, LLC, CCI and/or any direct or indirect Subsidiary of the foregoing 100% of the Capital Stock of which is owned directly or indirectly by one or more of the foregoing Persons, as applicable, and that directly or indirectly beneficially owns 100% of the Capital Stock of CCH II, and any successor Person to any of the foregoing.

“Parent Guarantor” means any Parent that executes a Note Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

“Permitted Investments” means:

(1)	any Investment by CCH II in a Restricted Subsidiary thereof, or any Investment by a Restricted Subsidiary of CCH II in CCH II or in another Restricted Subsidiary of CCH II;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by CCH II or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of CCH II; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, CCH II or a Restricted Subsidiary of CCH II;

(4)
any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5)
any Investment made out of the net cash proceeds of the issue and sale (other than to a Subsidiary of CCH II) of Equity Interests (other than Disqualified Stock) or cash contributions to the common equity of CCH II, in each case after the Issue Date, to the extent that such net cash proceeds have not been applied to make a Restricted Payment or to effect other transactions pursuant to the covenant described under “— Certain Covenants — Restricted Payments” (with the amount of usage of the basket in this clause (5) being determined net of the aggregate amount of principal, interest, dividends, distributions, repayments, proceeds or other value otherwise returned or recovered in respect of any such Investment, but not to exceed the initial amount of such Investment);

(6)
other Investments (which Investments shall not be used for the payment of dividends or distributions with respect to Equity Interests of CCH II or for the repayment, prepayment, purchase, defeasance or other retirement of indebtedness that is subordinated in right of payment to the Notes) in any Person (other than any Parent) having an aggregate fair market value when taken together with all other Investments in any Person made by CCH II and its Restricted Subsidiaries (without duplication) pursuant to this clause (6) from and after the Issue Date, not to exceed $650 million (initially measured on the date each such Investment was made and without giving effect to subsequent changes in value, but reducing the amount outstanding by the aggregate amount of principal, interest, dividends, distributions, repayments, proceeds or other value otherwise returned or recovered in respect of any such Investment, but not to exceed the initial amount of such Investment) at any one time outstanding;

(7)	Investments in customers and suppliers in the ordinary course of business which either

(A)	generate accounts receivable, or

(B)	are accepted in settlement of bona fide disputes.

(8)
Investments consisting of payments by CCH II or any of its subsidiaries of amounts that are neither dividends nor distributions but are payments of the kind described in clause (4) of the second paragraph of the covenant  described above under the caption “— Certain Covenants — Restricted Payments” to the extent such payments constitute Investments;

(9)
regardless of whether a Default then exists, Investments in any Unrestricted Subsidiary made by CCH II and/or any of its Restricted Subsidiaries with the proceeds of distributions from any Unrestricted Subsidiary; and

(10)	any Investment by CCH II or any of its Restricted Subsidiaries so long as the proceeds of such Investment are used to pay Specified Fees and Expenses.

“Permitted Liens” means:

(1)	Liens on the assets of the CCOH Group securing CCOH Group Indebtedness and related Obligations;

(2)
Liens on property of a Person existing at the time such Person is merged with or into or consolidated with CCH II; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with CCH II and related assets, such as the proceeds thereof;

(3)	Liens on property existing at the time of acquisition thereof by CCH II; provided that such Liens were in existence prior to the contemplation of such acquisition;

(4)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(5)
purchase money mortgages or other purchase money Liens (including, without limitation, any Capitalized Lease Obligations) incurred by CCH II upon any fixed or capital assets acquired after the Issue Date or purchase money mortgages (including, without limitation, Capital Lease Obligations) on any such assets, whether or not assumed, existing at the time of acquisition of such assets, whether or not assumed, so long as

(a)
such mortgage or lien does not extend to or cover any of the assets of CCH II, except the asset so developed, constructed, or acquired, and directly related assets such as enhancements and modifications thereto, substitutions, replacements, proceeds (including insurance proceeds), products, rents and profits thereof, and

(b)
such mortgage or lien secures the obligation to pay all or a portion of the purchase price of such asset, interest thereon and other charges, costs and expenses (including, without limitation, the cost of design, development, construction, acquisition, transportation, installation, improvement, and migration) and is incurred in connection therewith (or the obligation under such Capitalized Lease Obligation) only;

(6)	Liens existing on the Issue Date and replacement Liens therefor that do not encumber additional property;

(7)
Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(8)
statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(9)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(10)
Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligation, bankers’ acceptance, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(11)
easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of CCH II or any of its Restricted Subsidiaries;

(12)	Liens of franchisors or other regulatory bodies arising in the ordinary course of business;

(13)
Liens arising from filing Uniform Commercial Code financing statements regarding leases or other Uniform Commercial Code financing statements for precautionary purposes relating to arrangements not constituting Indebtedness;

(14)	Liens arising from the rendering of a final judgment or order against CCH II or any of its Restricted Subsidiaries that does not give rise to an Event of Default;

(15)	Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(16)
Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Hedging Obligations and forward contracts, options, future contracts, future options or similar agreements or arrangements designed solely to protect CCH II or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(17)	Liens consisting of any interest or title of licensor in the property subject to a license;

(18)	Liens on the Capital Stock of Unrestricted Subsidiaries;

(19)	Liens arising from sales or other transfers of accounts receivable which are past due or otherwise doubtful of collection in the ordinary course of business;

(20)	Liens incurred with respect to obligations which in the aggregate do not exceed $50 million at any one time outstanding;

(21)
Liens in favor of the trustee arising under the Indenture and similar provisions in favor of trustees or other agents or representatives under indentures or other agreements governing debt instruments entered into after the date hereof;

(22)	Liens in favor of the trustee for its benefit and the benefit of holders of the Notes, as their respective interests appear; and

(23)	Liens securing Permitted Refinancing Indebtedness, to the extent that the Indebtedness being refinanced was secured or was permitted to be secured by such Liens.

“Permitted Refinancing Indebtedness” means any Indebtedness of CCH II or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used within 60 days after the date of issuance thereof to extend, refinance, renew, replace, defease or refund, other Indebtedness of CCH II or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that unless permitted otherwise by the Indenture, no Indebtedness of any Restricted Subsidiary may be issued in exchange for, nor may the net proceeds of Indebtedness be used to extend, refinance, renew, replace, defease or refund, Indebtedness of CCH II; provided further that:

(1)
the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable) plus accrued interest and premium, if any, on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith), except to the extent that any such excess principal amount  (or accreted value, as applicable) would be then permitted to be incurred by other provisions of the covenant described above under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.”

(2)
such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(3)
if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Plan of Reorganization” means the Plan of Reorganization of Charter Communications, Inc., et al. dated March 27, 2009 and confirmed by the United States Bankruptcy Court for the Southern District of New York on November 17, 2009.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which, by its terms, is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Productive Assets” means assets (including assets of a Person owned directly or indirectly through ownership of Capital Stock) of a kind used or useful in the Cable Related Business.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Stock.

“Rating Agencies” means Moody’s and S&P.

“Refinancing Specified Parent Indebtedness” means, with respect to Specified Parent Indebtedness, new Indebtedness incurred by a Parent to refinance (a) such Specified Parent Indebtedness or (b) Refinancing Specified Parent Indebtedness in respect of such Specified Parent Indebtedness; provided that while such  new Indebtedness is outstanding, the Specified Parent Indebtedness being refinanced (if it had remained outstanding) would continue to qualify as Specified Parent Indebtedness.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc. or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Series A Preferred Stock” means the 15% Series A Preferred Stock of CCI issued pursuant to the Plan of Reorganization, including any Series A Preferred Stock issued, or deemed issued pursuant to the terms thereof as they exist on the Issue Date.

“Significant Subsidiary” means (a) with respect to any Person, any Restricted Subsidiary of such Person which would be considered a “Significant Subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and (b) in addition, with respect to CCH II, Capital Corp.

“Special Interest” means special or additional interest in respect of the Notes that is payable by the Issuers as liquidated damages upon specified registration defaults pursuant to the Registration Rights Agreement.

“Specified Fees and Expenses” has the meaning assigned to such term in the Plan of Reorganization.

“Specified Parent Indebtedness” means Indebtedness incurred by a Parent whose proceeds are contributed to CCH II (whether as an equity investment or in the form of an exchange for Indebtedness of CCH II) and used to benefit the business of CCH II and its Restricted Subsidiaries and not used directly or indirectly to pay a dividend from CCH II; provided that CCH II shall, within 5 business days of such incurrence, deliver to the trustee an officers’ certificate specifying such Indebtedness as “Specified Parent Indebtedness” and disclosing the use of proceeds therefrom.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness on the Issue Date, or, if none, the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person:

(1)
any corporation, association or other business entity of which at least 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and, in the case of any such entity of which 50% of the total voting power of shares of Capital Stock is so owned or controlled by such Person or one or more of the other Subsidiaries of such Person, such Person and its Subsidiaries also have the right to control the management of such entity pursuant to contract or otherwise; and

(2)	any partnership

(a)	the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person, or

(b)	the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption (or deposit) date of the United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption (or deposit) date (or, if such Statistical Release is no longer published, any publicly available source of similar market date)) most nearly equal to the period from such redemption (or deposit) date to November 30, 2012; provided, however, that if the period from such redemption (or deposit) date to November 30, 2012, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of CCH II that is designated by the Board of Directors of CCH II as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)
is not party to any agreement, contract, arrangement or understanding with CCH II or any Restricted Subsidiary of CCH II unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to CCH II or such Restricted Subsidiary of CCH II than those that might be obtained at the time from Persons who are not Affiliates of CCH II unless such terms constitute Investments permitted by the covenant described above under the caption “— Certain Covenants — Investments,” Permitted Investments, Asset Sales permitted under the covenant described above under the caption “— Repurchase at the Option of the Holders — Asset Sales” or sale-leaseback transactions permitted by the covenant described above under the caption “Certain Covenants — Sale and Leaseback Transactions”;

(3)	is a Person with respect to which neither CCH II nor any of its Restricted Subsidiaries has any direct or indirect obligation

(a)	to subscribe for additional Equity Interests or

(b)	to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of CCH II or any of its Restricted Subsidiaries; and

(5)	does not own any Capital Stock of any Restricted Subsidiary of CCH II.

Any designation of a Subsidiary of CCH II as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “— Certain Covenants — Investments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of CCH II as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” CCH II shall be in default of such covenant. The Board of Directors of CCH II may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if:

(1)
such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and

(2)	no Default or Event of Default would be in existence immediately following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors or comparable governing body of such Person.

 “Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying

(a)	the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by

(b)	the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding common equity interests or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person and/or by one or more Wholly Owned Restricted Subsidiaries of such Person.

PLAN OF DISTRIBUTION

We are registering the Notes to permit public secondary trading of the Notes by the holders from time to time after the date of this prospectus.  We will not receive any of the proceeds from the offering or sale by the selling securityholders of the Notes covered by this prospectus. The selling securityholder may sell all or a portion of the Notes beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Notes are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent’s commissions. The Notes may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the Notes may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Notes as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144 or Rule 144A;

•	broker-dealers may agree with the selling securityholder to sell a specified amount of such Notes at a stipulated price;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling securityholders effect such transactions by selling Notes to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the Notes for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Notes, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Notes in the course of hedging in positions they assume. The selling securityholder may also sell Notes short and deliver Notes covered by this prospectus to close out short positions and to return borrowed Notes in connection with such short sales. The selling securityholder may also loan or pledge Notes to broker-dealers that in turn may sell such Notes.

The selling securityholders and any broker-dealer participating in the distribution of the Notes may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. At the time a particular offering of the Notes is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Notes being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

There can be no assurance that the selling securityholders will sell any or all of the Notes pursuant to the shelf registration statement, of which this prospectus forms a part.

We will pay all expenses of the registration of the Notes pursuant to the registration rights agreement, including, without limitation, Securities and Exchange Commission filing fees; provided, however, that the selling security holders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling security holders against liabilities, including some liabilities under the Securities Act of 1933, in accordance with the registration rights agreements, or the selling securityholders will be entitled to contribution. We may be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act of 1933, that may arise from any written information furnished to us by the selling securityholders specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

EXPERTS

The consolidated financial statements of Charter Communications, Inc. and subsidiaries as of December 31, 2009 (Successor Company) and 2008 (Predecessor Company) (collectively, the Company), and for the one month ended December 31, 2009 (Successor Company), the eleven months ended November 30, 2009 (Predecessor Company) and for each of the years in the two-year period ended December 31, 2008 (Predecessor Company), and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing in our Annual Report on Form 10-K for the year ended December 31, 2009, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2009 consolidated financial statements refers to the adoption of AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code (included in FASB ASC Topic 852, Reorganizations), effective as of November 30, 2009, and  Financial Accounting Standards Board Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51 (included in FASB ASC Topic 810, Consolidations), effective January 1, 2009.

LEGAL MATTERS

Kirkland & Ellis LLP, New York, New York, will pass upon the validity of the securities offered in this offering.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses payable in connection with the sale and distribution of the securities being registered.  All amounts except the SEC registration fee are estimated.

	Amount
SEC registration fee	$38,557	1
Accounting fees and expenses	50,000
Legal fees and expenses	150,000
Printing fees and expenses	50,000
Total	$288,557

Item 15.   Indemnification of Directors and Officers.

Indemnification Under the Limited Liability Company Agreement of CCH II

The limited liability company agreement of CCH II provides that the members, the manager, the directors, their affiliates or any person who at any time serves or has served as a director, officer, employee or other agent of any member or any such affiliate, and who, in such capacity, engages or has engaged in activities on behalf of CCH II, shall be indemnified and held harmless by CCH II to the fullest extent permitted by law from and against any losses, damages, expenses, including attorneys’ fees, judgments and amounts paid in settlement actually and reasonably incurred by or in connection with any claim, action, suit or proceeding arising out of or incidental to such indemnifiable person’s acts or omissions on behalf of CCH II. Notwithstanding the foregoing, no indemnification is available under the limited liability company agreement in respect of any such claim adjudged to be primarily the result of bad faith, willful misconduct or fraud of an indemnifiable person. Payment of these indemnification obligations shall be made from the assets of CCH II and the members shall not be personally liable to an indemnifiable person for payment of indemnification.

Indemnification Under the Delaware Limited Liability Company Act

Section 18-108 of the Delaware Limited Liability Company Act authorizes a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

Indemnification Under the By-Laws of CCH II Capital

The bylaws of CCH II Capital require CCH II Capital, to the fullest extent authorized by the Delaware General Corporation Law, to indemnify any person who was or is made a party or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact that he is or was a director or officer of CCH II Capital or is or was serving at the request of CCH II Capital as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, in each case, against all expense, liability and loss (including attorneys’ fees, judgments, amounts paid in settlement, fines, ERISA excise taxes or penalties) reasonably incurred or suffered by such person in connection therewith.

1 In connection with the Registration Statement on Form S-1 filed on June 30, 2010, as subsequently amended on Form S-1/A filed on August 23, 2010 (Registration Statement No. 333-167877), we paid a SEC registration fee of $38,458 for the securities covered hereunder.  Pursuant to Rule 457(p), we will offset the SEC Registration fee currently due of $38,557 against the previously paid fee for an amount due and owing equal to $99 in connection with this offering.

Indemnification Under the Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law, authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys’ fees, actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended. The Delaware General Corporation Law also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director

a.	for any breach of the director’s duty of loyalty to the corporation or its stockholders,

b.	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

c.	for unlawful payments of dividends or unlawful stock purchases or redemptions, or

d.
for any transaction from which the director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification Under Charter Indemnification Agreements

Charter has entered into indemnification agreements that require us to indemnify each of our directors and officers to the fullest extent permitted by law for any claims made against each of these persons because he or she is, was or may be deemed to be a stockholder, director, officer, employee, controlling person, agent or fiduciary of Charter or any of our subsidiaries.  We are obligated to pay the expenses of these persons in connection with any claims that are subject to the agreement.

Item 16.  Exhibits and Financial Statement Schedules.

Reference is made to the Exhibit Index filed as part of this Registration Statement.

Item 17.                        Undertakings

(a)    The undersigned registrant hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by any Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the Registrant is relying on Rule 430B:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of such undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of any undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by, or on behalf of, the any undersigned Registrant or used or referred to by any undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of any  undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

(b) Each undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in response to Item 15, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) Each undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time is was declared effective; and

(2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of St. Louis, State of Missouri on November 10, 2010.

                      CHARTER COMMUNICATIONS, INC.
                      Registrant

                      By: /s/ Kevin D. Howard
                       Kevin D. Howard
                       Senior Vice President – Finance, Controller and
                      Chief Accounting Officer

                      CCH II, LLC,
                      Registrant

                      By: CHARTER COMMUNICATIONS, INC.,
                      Sole Manager

                      By: /s/ Kevin D. Howard
                       Kevin D. Howard
                      Senior Vice President – Finance, Controller and
                      Chief Accounting Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kevin D. Howard, Gregory L. Doody, Richard R. Dykhouse and Paul J. Rutterer, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Michael J. Lovett Michael J. Lovett	President, Chief Executive Officer and Director (Principal Executive Officer)	November 10, 2010
/s/ Christopher L. Winfrey Christopher L. Winfrey	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 10, 2010

/s/ Kevin D. Howard Kevin D. Howard	Senior Vice President – Finance, Controller and Chief Accounting Officer (Principal Accounting Officer)	November 10, 2010

/s/ Eric L. Zinterhofer Eric L. Zinterhofer	Director	November 10, 2010
/s/ Robert Cohn Robert Cohn	Director	November 10, 2010
/s/ W. Lance Conn W. Lance Conn	Director	November 10, 2010
/s/ Darren Glatt Darren Glatt	Director	November 10, 2010
/s/ Craig A. Jacobson Craig A. Jacobson	Director	November 10, 2010
/s/ Bruce A. Karsh Bruce A. Karsh	Director	November 10, 2010
/s/ John D. Markley, Jr. John D. Markley, Jr.	Director	November 10, 2010
/s/ William L. McGrath William L. McGrath	Director	November 10, 2010
/s/ David C. Merritt David C. Merritt	Director	November 10, 2010
/s/ Christopher M. Temple Christopher M. Temple	Director	November 10, 2010

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of St. Louis, State of Missouri on November 10, 2010.

                         CCH II CAPITAL CORP.,
                         Registrant

                         By: /s/ Kevin D. Howard
                          Kevin D. Howard
                          Senior Vice President – Finance, Controller and
                         Chief Accounting Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kevin D. Howard, Gregory L. Doody, Richard R. Dykhouse and Paul J. Rutterer, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ Michael J. Lovett Michael J. Lovett	President, Chief Executive Officer and Director (Principal Executive Officer)	November 10, 2010
/s/ Christopher L. Winfrey Christopher L. Winfrey	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 10, 2010
/s/ Kevin D. Howard Kevin D. Howard	Senior Vice President – Finance, Controller and Chief Accounting Officer (Principal Accounting Officer)	November 10, 2010

Exhibit	Description

2.1
Debtors’ Disclosure Statement filed pursuant to Chapter 11 of the United States Bankruptcy Code filed on May 1, 2009 with the United States Bankruptcy Court for the Southern District of New York in Case No. 09-11435 (Jointly Administered) (incorporated by reference to Exhibit 10.1 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 6, 2009 (File No. 001-33664).

2.2
Debtors’ Joint Plan of Reorganization filed pursuant to Chapter 11 of the United States Bankruptcy Code filed on July 15, 2009 with the United States Bankruptcy Court for the Southern District of New York in Case No. 09-11435 (Jointly Administered) (incorporated by reference to Exhibit 10.2 to the quarterly report on Form 10-Q of Charter Communications, Inc. filed on August 6, 2009 (File No. 001-33664).

3.1
Amended and Restated Certificate of Incorporation of Charter Communications, Inc. (originally incorporated July 22, 1999) (incorporated by reference to Exhibit 3.1 to the current report on Form 8-K of Charter Communications, Inc. filed on August 20, 2010 (File No. 001-33664)).

3.2
Amended and Restated By-laws of Charter Communications, Inc. as of November 30, 2009 (incorporated by reference to Exhibit 3.2 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

3.3
Certificate of Formation of CCH II, LLC (incorporated by reference to Exhibit 3.1 to Amendment No. 1 to the registration statement on Form S-4 of CCH II, LLC and CCH II Capital Corporation filed on March 24, 2004 (File No. 333-111423)).

3.4
Amended and Restated Limited Liability Company Agreement of CCH II, LLC, dated as of November 30, 2009 (incorporated by reference to Exhibit 3.1 to the registration statement on Form S-4 of CCH II, LLC and CCH II Capital Corp. filed on January 15, 2010 (File No. 333-164381)).

3.5
Amended and Restated Certificate of Incorporation of CCH II Capital Corp. dated as of November 30, 2009 (incorporated by reference to Exhibit 3.3 to the registration statement on Form S-4 of CCH II, LLC and CCH II Capital Corp. filed on January 15, 2010 (File No. 333-164381)).

3.6
Amended and Reinstated By-laws of CCH II Capital Corporation (incorporated by reference to Exhibit 3.4 to Amendment No. 1 to the registration statement on Form S-4 of CCH II, LLC and CCH II Capital Corporation filed on March 24, 2004 (File No. 333-111423)).

4.1
Indenture relating to the 13.50% senior notes due 2016, dated as of November 30, 2009, by and among CCH II, LLC, CCH II Capital Corp. and The Bank of New York Mellon Trust Company, NA (incorporated by reference to Exhibit 10.1 to the current report on Form 8-K of Charter Communications, Inc. filed on December 4, 2009 (File No. 001-33664)).

4.2	Charter Communications, Inc.'s Note Guarantee of 13.50% Senior Notes due 2016 issued by CCH II, LLC and CCH II Capital Corp. (incorporated by reference to Exhibit 4.1 to the current report on Form 8-K of Charter Communications, Inc. filed on June 22, 2010 (File No. 001-33664)).
5.1*	Legal Opinion of Kirkland & Ellis LLP.
12.1*	Computation of Ratio of Earnings to Fixed Charges
23.1*	Consent of KPMG LLP
23.2	Consent of Kirkland & Ellis LLP (included as part of Exhibit 5.1).
24.1	Power of Attorney (included on the signature page).

*	Document attached.

E-1